Exhibit 99.2

FIRST KEYSTONE HOLDS ANNUAL MEETING –

ANNOUNCES RE-ELECTIONS AND PROMOTIONS

Berwick, Pennsylvania – May 13, 2019 – First Keystone Corporation (OTC PINK: FKYS), the parent company of First Keystone Community Bank, recently held its 2019 Annual Meeting of Shareholders at the Berwick Golf Club in Berwick, Pennsylvania. It was announced that John E. Arndt, Robert E. Bull and Nancy J. Marr were re-elected as a Class B Directors to serve for a three-year term and until their successors are properly elected and qualified. They will serve on the Board of Directors for First Keystone Corporation, and its subsidiary, First Keystone Community Bank.

Joseph B. Conahan, Jr. retired from the Board of Directors of the Corporation and the Bank effective May 9, 2019. On behalf of First Keystone Corporation and First Keystone Community Bank, I would like to extend our sincerest appreciation for his years of service and congratulate him on being elected Director Emeritus of First Keystone Community Bank.

First Keystone Community Bank announced the following employee promotions: Francis I. Seward was promoted to Vice President; Amanda Jarski, Credit Analyst II and David Warho, Technology Systems Engineer were promoted to Assistant Vice President; Melanie Golomb, Business Deposit Specialist, Megan Boone, Electronic/Deposit Processing Coordinator, Tina Roth, IRA/HSA Specialist, Alexis Kishbaugh, Computer Analyst and Levi Diltz, Network Analyst were promoted to Officer and Cindy Thorne, Assistant Trust Officer was promoted to Trust Officer.

“First Keystone has recognized these employees for their outstanding service to the Bank and its customers,” stated Elaine A. Woodland, President and Chief Executive Officer.

First Keystone Community Bank is an independently owned community bank since 1864 and presently operates branches in Columbia (5), Luzerne (8), Montour (1), and Monroe (4) counties and a loan production office in Northampton county. First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.”

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-679-5446.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Elaine A. Woodland at 570-752-3671.